Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement dated September 8, 2025, relating to the financial statements of iSpecimen Inc., together with our report dated April 14, 2025, which is contained in that Prospectus, relating to the S-1 schedules, which are contained in the Registration statement.

We also consent to the references to us under the captions “Experts” in such Prospectus.

Very truly yours,

/s/ Bush & Associates CPA

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

September 8, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com